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                                                                    EXHIBIT 12.2

                         The Chase Manhattan Corporation
                                and Subsidiaries

                Computation of Ratio of Earnings to Fixed Charges
                    and Preferred Stock Dividend Requirements

Year Ended December 31, (in millions, except ratios)                                   1998
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
Excluding Interest on Deposits
Income before income taxes                                                         $  5,930
                                                                                   --------
Fixed charges:
  Interest expense                                                                    6,883
  One third of rents, net of income from subleases(a)                                   116
                                                                                   --------
Total fixed charges                                                                   6,999
                                                                                   --------
Less: Equity in undistributed income of affiliates                                      (33)
                                                                                   --------
Earnings before taxes and fixed charges, excluding capitalized interest            $ 12,896
                                                                                   --------
Fixed charges, as above                                                            $  6,999
                                                                                   --------
Preferred stock dividends                                                                98
                                                                                   --------
Fixed charges including preferred stock dividends                                  $  7,097
                                                                                   --------
Ratio of earnings to fixed charges and preferred stock dividend requirements           1.82
                                                                                   --------

Including Interest on Deposits
Fixed charges including preferred stock dividends, as above                        $  7,097
Add: Interest on deposits                                                             6,840
                                                                                   --------
Total fixed charges including preferred stock dividends and interest on deposits   $ 13,937
                                                                                   --------
Earnings before taxes and fixed charges, excluding capitalized interest, as above  $ 12,896
Add: Interest on deposits                                                             6,840
                                                                                   --------
Total earnings before taxes, fixed charges and interest on deposits                $ 19,736
                                                                                   --------
Ratio of earnings to fixed charges and preferred stock dividend requirements           1.42
                                                                                   --------
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

(a)   The proportion deemed representative of the interest factor.